CONSENT IN LIEU OF A SPECIAL MEETING

OF BOARD OF DIRECTORS OF

GREENSTONE HEALTHCARE CORPORATION

_____________________________________________________

EFFECTIVE: APRIL 4, 2017

WHEREAS, as part of a series of restructuring transactions (the “Restructuring”) carried out by Greenstone Healthcare Corporation, a Colorado corporation (the “Corporation”), that were completed on February 14, 2017, the Corporation agreed to cease using the name “Greenstone” pursuant to the terms of that certain asset purchase agreement executed as part of the Restructuring;

WHEREAS, Section 7-108-202 of the Colorado Revised Statutes and Article IX of the Amended and Restated Bylaws of the Corporation (the “Bylaws”) provide that unless otherwise restricted by the law or the Corporation’s bylaws, any action required or permitted to be taken at a meeting of the board of directors may be taken without a meeting if all members of the board consent to such action in writing;

WHEREAS, the undersigned, being all of the directors of the Corporation (the “Board”), have determined that it is in the best interests of the Corporation and its shareholders to amend the articles of incorporation of the Corporation on file with the Secretary of State of Colorado (the “Articles of Incorporation”) to change the name of the Corporation to Ethema Health Corporation;

WHEREAS, the Board has further determined that it is in the best interest of the Corporation and its shareholders to amend the Bylaws, pursuant to Article XIV of the Bylaws, to clarify the circumstances when the Board shall be permitted to amend the Articles of Incorporation of the Corporation;

WHEREAS, the Board desires that the actions expressed in the resolutions set forth below be taken in lieu of a special meeting of the Board of Directors.

NOW, THEREFORE, the undersigned consent to the actions expressed in the following resolutions as of the date first written above:

Amendment of the Bylaws

RESOLVED, that the First Amendment to the Amended and Restated Bylaws, attached here as Exhibit A, is adopted and approved, and that the Secretary of the Corporation is directed to cause a copy of the First Amendment to the Amended and Restated Bylaws to be inserted in the Corporation’s minute book.

Name Change

RESOLVED, that the Board declares that Article I of the Articles of Incorporation of the Corporation shall be amended to read as follows:

The name of the corporation shall be Ethema Health Corporation.

RESOLVED FURTHER, that the Articles of Amendment of the Corporation substantially in the form attached here as Exhibit B (the “Articles of Amendment”) is hereby adopted and approved by the Board;

RESOLVED FURTHER, that, Leon Shawn, as CEO of the Corporation (“Authorized Officer”), is hereby authorized to execute the Articles of Amendment on behalf of the Corporation;

RESOLVED FURTHER, that the Authorized Officer of the Corporation and/or the Corporation’s legal counsel be, and each of them hereby is, authorized and directed to file the executed Articles of Amendment with the Secretary of State of Colorado; and

RESOLVED FURTHER, that the Authorized Officer be, and hereby is, authorized and empowered to take all such further action and to execute, deliver and file all such further agreements, certificates, instruments and documents, in the name and on behalf of the Corporation, to pay or cause to be paid all expenses and any fees related to filing and reporting, and to take all such other actions as they or any one of them shall deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions.

Signature page to follow

IN WITNESS WHEREOF, the undersigned have executed this written consent as of the date first written above. This consent may be executed in counterparts, and may be delivered by facsimile or electronic mail communications, which counterparts when taken together shall constitute one and the same written consent.

Shawn Leon, Director
John O’Bireck, Director
Gerald T. Miller, Director